   As filed with the Securities and Exchange Commission on December 21, 2001
                                                      Registration No. 333-_____
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         AMERICAN GREETINGS CORPORATION
             (Exact name of registrant as specified in its charter)

              OHIO                                      34-0065325
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                                ONE AMERICAN ROAD
                              CLEVELAND, OHIO 44144
          (Address of principal executive offices, including zip code)

                     AMERICAN GREETINGS EMPLOYMENT AGREEMENT
                            WITH SELLING SHAREHOLDER
                            DATED SEPTEMBER 25, 2001

                            (Full title of the Plan)

                           JON GROETZINGER, JR., ESQ.
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                  AND SECRETARY
                         AMERICAN GREETINGS CORPORATION.
                                ONE AMERICAN ROAD
                              CLEVELAND, OHIO 44144
                                 (216) 252-7300
 (Name, address and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------
   Title of Securities     Amount  to be    Proposed Maximum            Proposed Maximum           Amount of
    to be registered       Registered       Offering Price per share    Aggregate Offering Price   Registration fee

-------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
   Class A Common          175,000 Shares   $13.76(1)                   $2,407,125               $575.30
   Shares $1 par value

-------------------------------------------------------------------------------------------------------------------


(1) Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices as quoted on the New York Stock Exchange on December 18, 2001.

                                EXPLANATORY NOTE

Set forth on the pages immediately following is a "reoffer prospectus." The reoffer prospectus is filed as part of this registration statement on Form S-8 of American Greetings Corporation. The prospectus has been prepared in accordance with the requirements of Part I of Form S-3, and it may be used for reoffers of "restricted securities" (as defined in General Instruction C (1)(a) to Form S-8) by the selling shareholder referenced in the prospectus.

PROSPECTUS
                                     175,000
                              CLASS A COMMON SHARES
                         AMERICAN GREETINGS CORPORATION

                       OFFERED BY THE SELLING SHAREHOLDER

Founded in 1906, American Greetings Corporation (the "Company") is the second largest greeting card company in the world with approximately 39% market share of the $7 billion U.S. greeting card industry. It creates, manufactures and distributes greeting cards, gift-wrap, party goods, calendars, candles, balloons, stationery, non-prescription reading glasses and educational products. The Company sells its products internationally in over 70 countries through its wholly owned subsidiaries and licensees. It offers online greeting cards through its subsidiary AmericanGreetings.com. The contribution of each major product category as a percentage of fiscal 2001 net sales was: everyday greeting cards (42%), seasonal greeting cards (20%), gift wrap and wrap accessories (16%) and other products (22%).

This prospectus covers reoffers and resales of up to 175,000 Class A Common Shares (the "Shares") of the Company by the selling shareholder. The selling shareholder received the Shares pursuant to a grant described in his employment agreement with the Company.

These Shares may be offered and sold over time by the selling shareholder named in this prospectus under the caption "Selling Shareholder." The selling shareholder may sell the Shares in the open market at prevailing market prices, or in private transactions at negotiated prices. He may sell the Shares directly, or he may sell them through underwriters, brokers or dealers. Underwriters, brokers, or dealers may receive discounts, concessions or commissions from the selling shareholder or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved.

The Company will not receive any of the proceeds from the sale of the Shares.

The Company's Class A Common Shares trade on the New York Stock Exchange under the symbol "AM." The last reported sale price on December 18, 2001 was $13.41 per share.

             NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

In connection with this offering, no dealer, salesperson or other person is authorized to give any information or to make any representation not contained in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that the Company's affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.


                       Prospectus dated December 21, 2001

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling shareholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

Incorporation of Certain Documents by Reference...............................2
Risk Factors..................................................................3
Caution Regarding Forward-looking Statements..................................8
Recent Developments...........................................................8
Information about the Company.................................................9
Use of Proceeds...............................................................9
Price Range of Class A Common Shares..........................................10
Selling Shareholder...........................................................10
Plan of Distribution..........................................................11
Description of Capital Stock..................................................12
Legal Matters.................................................................13
Experts.......................................................................14
Where You Can Find More Information...........................................14

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows the Company to incorporate into this prospectus information that it files with the Commission in other documents. This means that the Company can disclose to you important business and financial information that is not included with the prospectus by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that the Company files with the Commission in the future and incorporates by reference in this prospectus automatically updates and supersedes previously filed information.

The Company incorporates by reference the documents listed below and any future filings it makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus: (a) its Annual Report on Form 10-K for the fiscal year ended February 28, 2001; (b) its Form 10-Q for the fiscal quarters ended May 31, 2001 and August 31, 2001; (c) its Form 8-K dated April 3, 2001 and the related Form 8-K/A filed with the Commission on June 1, 2001; (d) its Form 8-K dated September 27, 2001 and the related Form 8-K/A filed with the Commission on November 21, 2001; (e) the description of its capital stock contained in its registration statement on Form 8-A filed with the Commission on February 6, 1998, including any amendments or reports filed for the purpose of updating that description; and (f) all its other filings with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.

UPON REQUEST. YOU MAY OBTAIN WITHOUT CHARGE COPIES OF ANY OR ALL OF THESE DOCUMENTS, INCLUDING EXHIBITS. PLEASE MAKE YOUR REQUEST TO JON GROETZINGER, JR., SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AMERICAN GREETINGS CORPORATION, ONE AMERICAN ROAD, CLEVELAND, OHIO 44144; TELEPHONE (216) 252-7300.

                                  RISK FACTORS

Your investment in the Shares involves significant risk. You should carefully consider the following risk factors and the other information set forth in this prospectus before deciding to purchase any Shares.

RISKS RELATING TO THE OFFERING

THE PRICE OF THE COMPANY'S CLASS A COMMON SHARES MAY BE VOLATILE, WHICH MAY RESULT IN LOSSES FOR INVESTORS.

The market price for the Company's Class A Common Shares has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:


-        announcements of developments related to the Company's business;

-        fluctuations in the Company's results of operations;

- sales of substantial amounts of the Company's securities into the marketplace;

-        general conditions in the Company's industry or the worldwide economy;

-        an outbreak of war or hostilities;

- a shortfall in revenues or earnings compared to securities analysts' expectations;

-        changes in analysts' recommendations or projections; and

-        announcements of new acquisitions or other projects by the Company.


The market price of Class A Common Shares may fluctuate significantly in the future, and these fluctuations may be unrelated to its performance. General market price declines or market volatility in the future could adversely affect the price of Class A Common Shares, and the current market price may not be indicative of future market prices.

FUTURE SALES OF THE COMPANY'S CAPITAL STOCK MAY DEPRESS PRICES OF ITS CLASS A COMMON SHARE PRICES.

Sales of a substantial amount of the Company's capital stock in the public market, or the appearance that such amount is available for sale, could adversely affect the market price for Class A Common Shares. As of November 30, 2001, the Company had the following equity securities and options to purchase equity securities outstanding: 62,764,009 Class A Common Shares; options to purchase 9,365,365 Class A Common Shares; 4,623,751 Class B Common Shares; and options to purchase 1,122,963 Class B Common Shares.

In addition, 13,004,002 Class A Common Shares and 1,311,578 Class B Common Shares were reserved for issuance pursuant to options granted or available for grant under the Company's stock options plans and employee stock purchase plan. Class B Common Shares may be converted into Class A Common Shares at any time at the election of the holder.

THE COMPANY'S CHARTER DOCUMENTS AND OHIO LAW MAY INHIBIT A TAKEOVER AND LIMIT THE COMPANY'S GROWTH OPPORTUNITIES, WHICH COULD CAUSE THE MARKET PRICE OF ITS CLASS A COMMON SHARES TO DECLINE.

Certain provisions of Ohio law and the Company's Articles of Incorporation could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Company's Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. Such classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy context or other takeover bid for the Company. In addition, its Articles of Incorporation provide for Class B Common Shares, which have ten votes per share. Applicable provisions of Ohio law also restrict the Company's ability to engage in certain business combination transactions with owners of 10% or more of the outstanding common shares.

RISKS RELATING TO THE COMPANY'S BUSINESS

THE COMPANY CANNOT ASSURE YOU THAT IT WILL HAVE ADEQUATE LIQUIDITY TO FUND ITS ONGOING CASH NEEDS.

Over the next twelve months, the Company will face significant capital requirements in order to fund its restructuring program, its negotiated contract with a major mass merchandiser, and its seasonal working capital needs. In addition, the Company may have additional funding needs during or after that period that are not currently anticipated. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to management or within limitations that are contained in the Company's current or future financing arrangements. Failure to obtain any necessary additional financing could result in the delay or abandonment of some or all of the Company's restructuring plans, negatively impact its ability to make capital expenditures and result in its failure to meet its obligations.

In addition, from 1992 to 1999, the Company took certain tax deductions related to its corporate-owned life insurance programs (COLI). Recently, a federal tax decision unfavorable to another corporation for a similar COLI issue was published. As a result, the Company recorded a non-cash charge of approximately $143 million in the fourth quarter of 2001, which amount represents the effect of assessments by the internal revenue service for the disallowance of certain deductions related to this insurance program. Although management believes that in the event of a proceeding against the Company, it would actively defend itself and believes the Company could distinguish certain of its COLI plans from those addressed in the prior litigation, there can be no assurance that the Company would be successful, and the Company could be required to pay the amount of its recorded charge to the Internal Revenue Service. In this event, the Company would require additional financing to provide the cash for such a payment. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company or within limitations that are contained in its current or future financing arrangements.

THE COMPANY CANNOT ASSURE YOU THAT IT WILL BE ABLE TO IMPLEMENT ITS PROPOSED COST SAVINGS INITIATIVES OR THAT THOSE INITIATIVES WILL PRODUCE THE ANTICIPATED POSITIVE EFFECTS.

In November 2000, management announced that the Company would undertake a review of its operations, focusing on process improvements. In March 2001, the Company devised a restructuring plan for its core greeting card business that is expected to improve efficiency and reduce costs. The restructuring plan includes a rationalization process, a product line size reduction program, the consolidation of its facilities and workforce reduction of approximately 1,500 employees, or approximately 13% of its current full-time workforce. The reorganization is expected to result in a pre-tax charge of between $200 million and $220 million in fiscal 2002. Although management believes the implementation of the restructuring is feasible on the schedule currently contemplated, the Company may encounter unanticipated difficulties. There can be no assurance that the anticipated cost savings will be realized as a result of the implementation of the restructuring plan. In addition, several large retailers, two of which together represented approximately 15% of the Company's sales in fiscal 2001, have encouraged the Company to implement scan-based trading, which is a form of consignment selling in which inventory is held on the Company's books, instead of the books of its retailers, until an actual sale to a consumer occurs. The Company is in the process of implementing scan-based trading with certain retailers, and it expects this implementation to result in a one-time pre-tax charge of between $80 and $90 million in fiscal 2002, and it anticipates the effects on the Company to be an ongoing reduction in working capital, maximization of retail productivity and throughput, reduced costs and enhanced retailer relationships. However, there can be no assurance that the expected benefits of scan-based trading will be realized.

THE COMPANY HAS A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

The Company experienced a loss in fiscal 2001 and may incur additional losses in the future. The Company has and will continue to have a substantial amount of interest expense in respect of debt incurred and depreciation and amortization expenses relating to its recent acquisitions as well as to its fiscal 2002 restructuring program. Such expenses have contributed to the net losses the Company experienced. Management expects that the Company will continue to incur such non-operating expenses at increased levels as a result of scan-based trading, the restructuring program and a change in the contractual relationship with a partner of the Company's Internet unit.

THE COMPANY RELIES ON A FEW LARGE CUSTOMERS FOR A SIGNIFICANT PORTION OF ITS SALES.

A few of the Company's customers are material to its business and operations. In both fiscal 2000 and fiscal 2001, the Company's largest customer , Wal-Mart Stores, Inc., represented approximately 10% of its consolidated net sales. Aggregate consolidated net sales to its five largest customers represented approximately 29% of its total consolidated net sales in fiscal 2001. There can be no assurance that these large customers will continue to purchase the Company's products in historical quantities. The loss of sales to one of its large customers could materially adversely affect the Company, its operating results, its financial condition and its prospects.

DIFFICULTIES IN INTEGRATING POTENTIAL ACQUISITIONS COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS.

The Company regularly evaluates potential acquisition opportunities to support and strengthen its business. The Company cannot be sure that it will be able to locate suitable acquisition candidates, acquire candidates on acceptable terms or integrate acquired businesses successfully. Future acquisitions may require the Company to incur additional debt and contingent liabilities, which may materially and adversely affect its business, operating results and financial condition. Furthermore, the process of integrating acquired businesses effectively involves the following risks:

-        assimilating operations and products may be unexpectedly difficult;

-        management's attention may be diverted from other business concerns;

- the Company may enter markets in which it has limited or no direct experience; and

-        the Company may lose key employees of an acquired business.

The Company does not currently have any material agreements relating to proposed or pending acquisitions or joint ventures.

THE COMPANY'S OPERATING RESULTS MAY FLUCTUATE ON A SEASONAL BASIS.

The greeting card business is a seasonal business based on holidays, with results of operations for the first, second and fourth fiscal quarters generally being lower than those of the third fiscal quarter. Consequently, the Company's overall operating results in the future may fluctuate substantially based on seasonal demand for its products. Such variations in demand could have a material adverse effect on the timing of its cash flows and therefore its ability to service its obligations with respect to the notes.

THE COMPANY OPERATES IN AN EXTREMELY COMPETITIVE MARKET, AND ITS BUSINESS WILL SUFFER IF IT IS UNABLE TO COMPETE EFFECTIVELY.

The Company operates in a highly competitive industry. The greeting card business is extremely concentrated, and the Company is one of only two main competitors, which together encompass over 75% of the overall market. The Company's main competitor may have substantially greater financial, technical or marketing resources, a greater customer base, stronger name recognition and a lower cost of funds than the Company has, and that competitor also has longstanding relationships with certain large customers to which it may offer products not provided by the Company, which may put the Company at a competitive disadvantage. As a result, this competitor or others may be able to:

-   adapt to changes in customer requirements more quickly;

-   take advantage of acquisition and other opportunities more readily; and

- devote greater resources to the marketing and sale of its products and adopt more aggressive pricing policies than the Company.

There can be no assurance that the Company will be able to continue to compete successfully in this market or against such competition. If the Company is unable to introduce new and innovative products that are attractive to its customers, or is unable to allocate sufficient resources to effectively market and advertise its products so that they achieve widespread market acceptance, the Company may not be able to compete effectively, and its operating results and financial condition will be adversely affected.

THE COMPANY MAY BE ADVERSELY AFFECTED BY RETAIL TRENDS AND VOLATILITY.

The Company's business and that of most of its customers is cyclical and has historically experienced periodic downturns in direct relation to general economic downturns. A downturn in the economy may affect consumer purchases of discretionary items, which could adversely affect the Company's sales. The Company's success depends on the sustained demand for its products. Many factors affect the level of consumer spending on the Company's products, including, among others, general business conditions, interest rates, the availability of consumer credit, taxation and consumer confidence in future economic conditions. Consumer purchases of discretionary items, such as the Company's products, tend to decline during recessionary periods when disposable income is lower. These downturns have been characterized by diminished product demand and subsequent accelerated erosion of average selling prices. A general slowdown in the economies in which the Company sells its products or even an uncertain economic outlook could adversely affect consumer spending on the Company's products and, in turn, its sales and results of operations. With the growing trend toward towards retail trade consolidation, the Company is increasingly dependent upon a reduced number of key retailers whose bargaining strength is growing. The Company may be negatively affected by changes in the policies of its retail trade customers, such as inventory de-stocking, limitations on access to shelf space, scan-based trading and other conditions. Increased consolidations in the retail industry could result in price and other competition that could damage the Company's business.

TWO SIGNIFICANT STOCKHOLDER GROUPS CONTROL A SUBSTANTIAL PORTION OF THE COMPANY'S OUTSTANDING CAPITAL STOCK.

As of November 30, 2001, two significant stockholder groups beneficially owned approximately 52% in the aggregate of the Company's outstanding Class B Common Shares. Class A Common Shares are entitled to one vote per share, and Class B Common Shares are entitled to ten votes per share. Accordingly, holders of Class B Common Shares, as a group, will be able to significantly influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Articles of Incorporation or Code of Regulations, and the approval of mergers and other significant corporate transactions, and their interests may not be aligned with your interests. Two of the nine members of the Company's board of directors are members of one of these stockholder groups. The existence of these levels of ownership concentrated in a few persons makes it less likely that any other shareholder will be able to affect the Company's management or strategic direction. These factors may also have the effect of delaying or preventing a change in the Company's management or voting control or its acquisition by a third party.

THE LOSS OF KEY MEMBERS OF THE COMPANY'S SENIOR MANAGEMENT TEAM COULD ADVERSELY AFFECT ITS BUSINESS.

The Company's success depends largely on the efforts and abilities of its current senior management team. The experience and industry contacts of its management team significantly benefit the Company. If the Company were to lose the benefit of that experience and those contacts, the Company's business could be adversely affected.

POLITICAL AND ECONOMIC CONDITIONS IN FOREIGN COUNTRIES IN WHICH THE COMPANY OPERATES COULD ADVERSELY AFFECT THE COMPANY.

A portion of the Company's current operations are conducted and located abroad. International revenue represented 17.1% of total revenue in fiscal 2001 and 19.5% of total revenue in fiscal 2000. Management expects that international revenue will continue to represent a significant portion of the Company's total revenue in the foreseeable future. The success of the Company's sales to, and operations in, foreign markets depends on numerous factors, many of which are beyond its control, including economic conditions in the foreign countries in which the Company sells its products and services. Its international sales and operations may also expose the Company to risks inherent in doing business outside the United States, including currency fluctuations, restrictions on the repatriation of profits and assets, compliance with foreign laws and standards and political risks. In general, the Company does not execute hedge transactions to reduce its exposure to foreign currency exchange rate risks. There can be no assurance that any foreign government will not adopt regulations or take other actions that would have a direct or indirect adverse impact on the Company's business or market opportunities within any country. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to the Company's operations and growth strategy.

THE COMPANY'S BUSINESS COULD BE ADVERSELY AFFECTED IF MANAGEMENT IS UNSUCCESSFUL IN NEGOTIATING NEW COLLECTIVE BARGAINING AGREEMENTS.

The Company is subject to a limited number of collective bargaining agreements. At November 30, 2001, the Company had a total of approximately 12,231 full-time employees and approximately 27,128 part-time employees. Approximately 2,700 of its hourly plant employees are unionized, of which 100% are covered by eight collective bargaining agreements. These agreements expire at various times over the next four years. These agreements generally cover wages, health care benefits and retirement plans, seniority, job classes and work rules. The Company can give you no assurance that these collective bargaining agreements will be renewed upon expiration or that new collective bargaining agreements on terms acceptable to the Company will be established. Failure to renew such agreements could adversely impact the Company's financial condition and results of operations.

VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS APPLICABLE TO ITS BUSINESS MAY REQUIRE THE COMPANY TO TAKE ACTIONS, WHICH WILL ADVERSELY AFFECT ITS RESULTS OF OPERATIONS.

The Company's business is subject to numerous federal, state, provincial, local and foreign laws and regulations, including regulations with respect to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of waste materials. Although management believes the Company is in substantial compliance with all applicable laws and regulations, legal requirements are frequently changed and subject to interpretation, and management is unable to predict the ultimate cost of compliance with these requirements or their effect on the Company's operations. The Company may be required to make significant expenditures to comply with governmental laws and regulations. Management cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not have a material adverse effect on the Company's results of operations and financial condition.

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties and include statements regarding position, business strategy and other plans and objectives for future operations and statements, which are not historical facts. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, retail bankruptcies and consolidations, successful integration of acquisitions, a weak retail environment, consumer acceptance of products as priced and marketed, the impact of technology on core product sales and competitive terms of sale offered to customers. Risks pertaining specifically to the Company's electronic marketing business include the ability of AmericanGreetings.com to attract strategic partners as investors, the viability of online advertising as a revenue generator and the public's acceptance of online greetings and other social expression products. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to the Company or persons acting on our behalf. Except for its ongoing obligations to disclose material information as required by the federal securities laws, the Company does not have any intention or obligation to update forward-looking statements after the distribution of this prospectus. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors" in this prospectus.


                               RECENT DEVELOPMENTS

On December 18, 2001, the Company reported lower third-quarter earnings because of special charges in the fiscal quarter ended November 30, 2001 compared to the third quarter of the prior year. The lower earnings were principally related to scan-based trading and business reorganization initiatives. However, earnings did meet projections.

Net income in the quarter fell 79%, to $6.6 million, or 10 cents a share, from $32 million, or 50 cents a share. The after-tax special charges in the quarter totaled $34.3 million, or 54 cents a share.

For the quarter, sales declined nearly 8%, to $705.4 million from $766.1 million. Net sales were down due in part to unfavorable exchange rates and reduced shipments from the Company's Plus Mark subsidiary, as well as continued implementation impacts of the scan-based trading and brand elimination initiatives. On the other hand, cost reductions related to the integration of the Gibson Greetings and CPS Corp. acquisitions, along with continued process improvements, were beginning to have a positive impact on net earnings.

On December 18, 2001, the Company also announced suspension of its dividend, after paying quarterly dividends for 50 consecutive years. The Company suspended the dividend, even though the Company is in compliance with its debt covenants, because generating cash and reducing debt are primary objectives at the present time. The Company previously paid a dividend of 10 cents a share.

                          INFORMATION ABOUT THE COMPANY

American Greetings Corporation is incorporated under the laws of the State of Ohio, and its principal executive offices are located at One American Road, Cleveland, Ohio 44144-2398, the Company's telephone number is (216) 252-7300.

The Company is a fully integrated company in the social expressions industry. It has one of the largest design studios in the world, with over 300 artists generating more than 30,000 new design concepts annually. The Company has a digital library with over 100,000 active designs that consist of well-known images such as Strawberry Shortcake, Holly Hobbie and the Care Bears. These designs are manufactured in its state-of-the-art facilities located in North America, the United Kingdom, Australia, New Zealand, Malaysia and South Africa. The Company has developed an automated distribution system whereby it is able to replenish retailers' shelves within days of initiating a re-order in order amounts as small as two or three cards.

The social expression industry, which includes greeting cards, gift-wrap and related accessories that are used to express feelings and celebrate special occasions, is a more than $12 billion industry in the United States. The industry is highly fragmented, with over 2,000 companies. The Company's principal competitor is Hallmark Cards, Incorporated, which is privately held. The major component of the social expression industry is greeting cards, which is a $7 billion industry in the United States. Greeting cards are low-priced, necessity-related purchases that are a strong source of cash flow and a vital component of our retail partners' product mix. Over the last ten years, greeting card dollar sales have grown at a compound annual growth rate of approximately 2.6%.

The Company sells to and services more than 100,000 retail stores worldwide, of which more than 70,000 are located in the United States. It has the number one position in the mass retail distribution channel in the United States (which comprises mass merchandisers, chain drug stores and supermarkets), where the Company has a market share in excess of 50%. The Company has strong relationships with key retailers including Wal-Mart, Kmart, Target, Toys R Us, Rite Aid, CVS, Consolidated Stores, Eckerd, Kroger, Albertsons, Winn-Dixie, Royal Ahold and H.E.B. It has agreements with various retailers for the supply of greeting cards and related products. Under those agreements, customers typically grant the Company preferred supplier status and commit to minimum sales volumes in consideration of allowances, discounts and other terms of sale. In order to maximize sell-through for our retail partners, the Company has approximately 21,800 part-time merchandisers in the field to ensure in-stock position, superior merchandising and product freshness.

                                 USE OF PROCEEDS

The Company is registering the Shares offered by this prospectus for the account of the selling shareholder identified in the section of this prospectus captioned Selling Shareholder. All the net proceeds from the sale of the Shares will go to the selling shareholder offering and selling the Shares. The Company will not receive any part of the proceeds from the sale of the Shares.

                      PRICE RANGE OF CLASS A COMMON SHARES

The Class A Common Shares are traded on the NYSE under the symbol "AM." Set forth below are the high and low sales prices of the Class A Common Shares for the periods indicated as reported on the NYSE Composite Tape.

                                                                HIGH        LOW
FISCAL QUARTER ENDED AUGUST 31, 2001                            14.25      10.36

FISCAL QUARTER ENDED MAY 31, 2001                               14.38       9.95

FISCAL YEAR ENDED FEBRUARY 28, 2001

   First Quarter                                                 19 9/16      15 5/16
   Second Quarter                                                24 1/16      16 7/8
   Third Quarter                                                 20.13        8. 94
   Fourth Quarter                                                13.91        8. 19

FISCAL YEAR ENDED FEBRUARY 29, 2000

   First Quarter                                                 28 13/16     22 5/16
   Second Quarter                                                32 3/8       27 3/16
   Third Quarter                                                 28 1/2       23 1/16
   Fourth Quarter                                                25 11/16     17 1/4

FISCAL YEAR ENDED FEBRUARY 28, 1999

   First Quarter                                                 49 7/16      44 7/8
   Second Quarter                                                53 3/4       36 5/8
   Third Quarter                                                 44           35
   Fourth Quarter                                                44 5/16      22

On December 18, 2001, the last reported sales price of the Company's Class A Common Shares on the NYSE was $13.41 per share. As of November 30, 2001, there were approximately 6,198 shareholders of record of Class A Common Shares, and there were 62,764,009 Class A Common Shares issued and outstanding.

                               SELLING SHAREHOLDER

James C. Spira, the selling shareholder, acquired the Shares from the Company in a grant described in his employment agreement with the Company. As selling shareholder, Mr. Spira will receive all the net proceeds from the sale of the Shares offered by this prospectus.

Mr. Spira is the Company's President and Chief Operating Officer, a position he has held since June 25, 2000. Mr. Spira was not employed by the Company (or by any predecessor or affiliate of the Company) prior to such date, but he also currently serves as a director of the Company, a position he has held since 1998.

The following table sets forth certain information regarding Mr. Spira's beneficial ownership of the Company's Class A Common Shares as of November 30, 2001. The number of Class A Common Shares outstanding will not change as a result of the offering, nor will the number of shares owned or percentage of ownership of any person other than Mr. Spira change as a result of any sales made pursuant to this offering. The number of shares owned by Mr. Spira after the offering, as shown in the following table, assumes that all the Shares offered hereby will be sold. However, there can be no assurance that Mr. Spira will offer or sell any or all of the Shares covered by this prospectus. Mr. Spira owns less than 0ne percent of the outstanding Class A Common Shares, and he will own less than one percent of such shares upon completion of the offering.

                 SHARES OWNED                                      SHARES OWNED
NAME            BEFORE OFFERING        SHARES OFFERED             AFTER OFFERING

James C. Spira      185,000               175,000                     10,000

                              PLAN OF DISTRIBUTION

The Shares offered by this prospectus may be sold from time to time by the selling shareholder. Such sales may be made on the New York Stock Exchange, in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold in one or more of the following transactions:

         (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

         (c) an exchange distribution in accordance with the rules of the exchange; and

         (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. Any broker or dealer to be utilized by the selling shareholder will be selected by him. Brokers or dealers will receive commissions or discounts from the selling shareholder in amounts to be negotiated immediately prior to the sale.

These brokers or dealers and any other participating brokers or dealers, as well as certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with the sales. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

Upon being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the Company will file a supplemental prospectus, if required, pursuant to Rule 424(c) under the Securities Act of 1933, disclosing: (i) the name of the selling shareholder and the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which the Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

The selling shareholder reserves the sole right to accept and, together with any agent of the selling shareholder, to reject in whole or in part any proposed purchase of the Shares. The selling shareholder will pay any sales commissions or other seller's compensation applicable to such transactions.

To the extent required, the number of Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in a prospectus supplement accompanying this prospectus or, if appropriate, a post-effective amendment to the registration statement. The selling shareholder and agents who execute orders on his behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act of 1933 and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act of 1933.

Offers and sales of Shares have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

Under applicable rules and regulations under the Securities and Exchange Act of 1934, any person engaged in a distribution of the Company's Class A Common Shares may not simultaneously engage in market-making activities with respect to such shares for a period of two to nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the selling shareholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Company's Class A Common Shares by the selling shareholder or any such other person. All the foregoing may affect the marketability of the Class A Common Shares and the brokers' and dealers' ability to engage in market-making activities with respect to such shares.

The Company will pay substantially all of the expenses incident to the registration of the Shares offered hereby, estimated to be approximately $5,000.

                          DESCRIPTION OF CAPITAL STOCK

The Company, an Ohio corporation, has authorized capital stock consisting of 203,432,968 common shares, classified as 187,600,000 Class A Common Shares, par value $1.00 per share, and 15,832,968 Class B common shares, par value $1.00 per share. As of November 30, 2001, 62,764,009 Class A Common Shares were issued and outstanding and held by approximately 6,198 holders of record and individual participants in security position listings. These shares are currently listed on the New York Stock Exchange under the ticker symbol "AM." Each Class A Common Share is entitled to one vote on all matters presented to shareholders. Holders of Class A Common Shares have no pre-emptive rights to purchase or have offered to them for purchase any stock of any class of the Company, and the Class A Common Shares are neither redeemable nor convertible into any other securities.

At November 30, 2001, 4,623,751 Class B Common Shares were issued and outstanding and held by 189 holders of record and individual participants in security positions listings. There is no public trading market for the Class B Common Shares, which are held by members of the founder's extended family, officers and directors of the Company and their extended family members, family trusts, institutional investors and certain other persons. Each Class B Common Share is entitled to ten votes on all matters presented to shareholders and is convertible at the option of the holder to one Class A Common Share; provided, however, that the holder must first tender the share to the Company pursuant to its right to repurchase the share at the then-market value for the Class A Common Shares. Class B Common Shares may only be transferred by the holder to the company or certain permitted transferees, a group which generally includes members of the holder's extended family, family trusts and certain charities. Certain Class B Common Shares are subject to a Shareholders' Agreement, dated November 19, 1984, which provides that shareholders who are parties thereto will offer Class B Common Shares to the other signatory shareholders and then to the Company before transferring Class B Common Shares outside of a group consisting of certain family members, family trusts, charities and the Company. The Shareholders' Agreement terminates on December 31, 2014, unless extended. Subject to the restrictions below, the Company may issue or transfer Class B Common Shares to any person, including pursuant to its employee and dividend reinvestment plans. The Company may not issue additional Class B Common Shares, unless at the same time it also issues Class A Common Shares in an amount sufficient to prevent any reduction in the then existing relative voting power of the holders of Class A Common Shares and reserves a sufficient number of additional authorized but unissued Class A Common Shares for issuance on conversion of the newly issued Class B Common Shares. This limitation does not apply to issuances of Class B Common Shares held in treasury. Each holder of Class B Common Shares has a pre-emptive right to purchase any Class B Common Shares (other than treasury shares) offered by the company for cash, in proportion to his respective holdings of all Class B Common Shares.

Any proposal to amend the Company's Articles of Incorporation to increase the authorized number of Class A Common Shares or Class B Common Shares requires the approval of at least two-thirds of the then outstanding shares of each class, voting separately as a class.

Generally, in all other respects Class A Common Shares and Class B Common Shares are identical and have similar rights, privileges, qualifications, limitations and restrictions. Management may not declare a share dividend, split or combination with respect to either class of its capital stock, unless a corresponding action is taken with respect to the other class. Holders of each class are entitled to receive ratably such dividends as may be declared by the Company's board of directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, a holder of shares of either class of its capital stock is entitled to share ratably in the entire net assets of the Company, after payment in full of all liabilities of the Company. All outstanding shares are fully paid and nonassessable.

The Ohio Control Share Acquisition Act and the Ohio Merger Moratorium Act, which are applicable to the Company as an Ohio corporation, may have the effect of delaying, deferring or preventing any takeover attempt or change in control.

The board of directors is classified into three classes consisting of not less than three directors each, with one class being elected each year. These provisions regarding directors may be amended only by holders entitled to vote at least two-thirds of the voting power of the Company on such matter. Under certain circumstances, including adequate notice to the Company in advance of a shareholders' meeting to vote for the election of directors, a holder of either class of the Company's capital stock may cause cumulative voting in such election of directors to be invoked. These provisions may also have the effect of delaying, deferring or preventing a takeover attempt or change in control.

                                  LEGAL MATTERS

The legality of the notes has been passed on for the Company by Brouse McDowell, Akron, Ohio.

                                     EXPERTS

The consolidated financial statements and schedule of American Greetings Corporation, appearing in American Greetings Corporation's Annual Report (Form 10-K) for the fiscal year ended February 28, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

American Greetings Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, and, accordingly, files reports, proxy statements and other information with the Commission. You may read and copy any document the company has filed at the Commission's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The Commission maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the Commission. The address of the Commission's Internet site is http://www.sec.gov. This prospectus is part of a registration statement that the company filed with the Commission. The registration statement contains more information than this prospectus regarding the company and its capital stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Commission at the address listed above or from the Commission's Internet site.

THE FOLLOWING ITEMS REFERRED TO IN THIS PROSPECTUS ARE TRADEMARKS WHICH ARE FEDERALLY REGISTERED, OR FOR WHICH APPLICATIONS FOR REGISTRATION ARE PENDING, IN THE UNITED STATES PURSUANT TO APPLICABLE INTELLECTUAL PROPERTY LAWS AND ARE THE PROPERTY OF THE COMPANY OR ITS SUBSIDIARIES: STRAWBERRY SHORTCAKE, HOLLY HOBBIE AND THE CARE BEARS.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of the Registration Statement have been delivered to James C. Spira, the only participant in the arrangement under which the shares that are the subject of this registration statement were granted, as required by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") in accordance with the instructions to Form S-8, but such documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Form S-8) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference


The following documents of American Greeting Corporation (the "Company"), previously filed with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for its fiscal year ended February 28, 2001;

         2. The Company's Quarterly Report on Form 10-Q for its fiscal quarters ended May 31, 2001 and August 31, 2001, its Form 8-K dated April 3, 2001 and the related Form 8-K/A filed with the Commission on June 1, 2001, its Form 8-K dated September 27, 2001 and the related Form 8-K/A filed with the Commission on November 21, 2001; and

         3. The description of the Company's Class A Common Shares and Class B Common Shares contained in the Company's Form 10 Registration Statement (File No. 0-1502) and all amendments and reports filed for the purpose of updating that description, including without limitation, Exhibit (3)(i) to the Company's Annual Report on Form 10-K for its fiscal year ended February 28, 1999;

other than the portions of such documents, which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents other than the portions of such documents, which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable

Item 5.  Interests of Named Experts and Counsel

Not applicable

Item 6.  Indemnification of Directors and Officers

Section 1701.13(E) of the Ohio Revised Code authorizes the indemnification of officers and directors in defense of any civil, criminal, administrative or investigative proceeding. Article IV of the Code of Regulations of the Company provides for indemnification in terms consistent with statutory authority, and the Company maintains insurance covering certain liabilities of its directors and the elected and appointed officers of the Company and its subsidiaries, including liabilities under the Securities Act of 1933

Item 7.  Exemption from Registration Claimed

Not applicable

Item 8.  Exhibits

See the Exhibit Index at Page E-1 of this Registration Statement.

Item 9.  Undertakings

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, this 21 day of December, 2001.


                              AMERICAN GREETINGS CORPORATION

                              By:    /s/  Jon Groetzinger, Jr.
                                     ------------------------------
                                     Jon Groetzinger, Jr., Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 21, 2001.

         SIGNATURE                            TITLE

/s/  Morry Weiss                     Chairman;  Chief Executive Officer (principal  executive
-----------------------------        officer); Director
     Morry Weiss


/s/  James C. Spira                  President; Chief Operating Officer; Director
----------------------------
     James C. Spira


/s/  William S. Meyer               Senior Vice President,  Chief Financial Officer (principal
----------------------------        financial and accounting officer)
      William S. Meyer

/s/  Scott S. Cowen                 Director
----------------------------
     Scott S. Cowen


/s/  Stephen R. Hardis              Director
----------------------------
     Stephen R. Hardis


//s/  Jack Kahl                      Director
----------------------------
      Jack Kahl


/s/  Harriet Mouchly-Weiss           Director
----------------------------
     Harriet Mouchly-Weiss


//s/  Charles A. Ratner              Director
----------------------------
      Charles A. Ratner

/s/   Harry H. Stone                 Director
--------------------
      Harry H. Stone


/s/   Jerry Sue Thornton             Director
------------------------
      Jerry Sue Thornton

                          AMERICAN GREETING CORPORATION
                                  EXHIBIT INDEX



        EXHIBIT                  DESCRIPTION
        NUMBER

         4(a)     Amended Articles of Incorporation of the Company

                  This Exhibit has been previously filed as Exhibit 3(i) to the Company's 10-K Annual Report for its fiscal year ended February 28, 1999 and is incorporated herein by reference.

         4(b)     Amended Regulations of the Company

                  This Exhibit has been previously filed as Exhibit 3(ii) to the Company's 10-K Annual Report for its fiscal year ended February 28, 1999 and is incorporated herein by reference.

         4(c) Forms of share certificate for Class A Common Shares of the Registrant

                  This Exhibit has been previously filed as Exhibit 4(c) to the Company's Registration Statement No. 33-39726 on Form S-3, filed with the Commission on May 6, 1991 and is incorporated herein by reference.

         5 Opinion of Brouse McDowell, A Legal Professional Association, regarding the validity of the securities being registered

         10(a) Employment Agreement dated as of September 25, 2001 between James C. Spira and American Greetings Corporation

         10(b) Restricted Share Agreement dated as of September 5, 2001 between James C. Spira and American Greetings Corporation

         23(a) Consent of Brouse McDowell, A Legal Professional Association (included in Exhibit 5)

         23(b)    Consent of Ernst & Young LLP

         24       Power of Attorney



                                       E-1